<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" /> CATERPILLAR FINANCIAL SERVICES CORPORATION POWERNOTES (R) With Maturities of 9 months or more from Date of Issue
Registration No. 333-124310	Trade Date:	06/19/06
Filed Pursuant to Rule 424(b)(3)	Issue Date:	06/22/06
PRICING SUPPLEMENT NO. 800
(To Prospectus Supplement dated July 7, 2005 & Prospectus dated May 13, 2005)
The Date of this Pricing Supplement: June 19, 2006

CUSIP or Common Code	Stated Interest Rate (1)	Maturity	Price to Public (2)	Discounts & Commissions	Interest Payment Frequency	Survivors Option	Yes/No	SUBJECT TO REDEMPTION OR REPAYMENT Date and terms of redemption or repayment (including any applicable regular or special record dates)
14911Q3H2	5.50%	06/15/11	100%	0.94%	Semi-Annually	YES	YES	Callable at 100% beginning 06/15/08 and semi-annually thereafter.

	Principal Amount	Proceeds		Dealer	1st Payment Date			Day Count

	$1,553,000.00	$1,538,401.80		LaSalle Financial Services, Inc.	12/15/06			30/360

	Yield (3)	Moody’s /S&P Rating

	5.499	A2/A

Original Issue Discount Note:	Yes☐No☒	Total Amount of OID:	N/A

(1)
The interest rates on the PowerNotes ® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes ® offered prior to the effective date of the change.  After the issuance of the PowerNotes ® covered by this Pricing Supplement, $611.505mm principal amount of the PowerNotes ® remain available for sale pursuant to the accompanying Prospectus Supplement.

(2)
Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(3)	Yields are quoted on an semi-annual bond equivalent yield basis.